                                                                EXHIBIT 99(F)

                      PREFERRED STOCK TRANSACTION AGREEMENT

     This PREFERRED STOCK TRANSACTION AGREEMENT (this "AGREEMENT") is made as of the 14th day of February, 2001 by and between Westfield America Management Limited (ACN 072 780 619) ("WAML"), a corporation organized under the laws of New South Wales, Australia, in its capacity as responsible entity and trustee of Westfield America Trust ("WAT") (Australia Registered Scheme No. 092 058 449), a registered managed investment scheme organized under the laws of New South Wales, Australia, and Security Capital Preferred Growth Incorporated, a Maryland corporation (the "INVESTOR").

                               W I T N E S S E T H
                               - - - - - - - - - -

     WHEREAS, Westfield America, Inc., a Missouri corporation (together with its successor as herein contemplated, the "COMPANY"), has previously issued and sold to the Investor, and the Investor has previously purchased from the Company, an aggregate of 694,445 shares of the Company's Series C Cumulative Convertible Redeemable Preferred Stock, $1.00 par value per share, Series C-1 Cumulative Convertible Redeemable Preferred Stock, $1.00 par value per share, and Series C-2 Cumulative Convertible Redeemable Preferred Stock, $1.00 par value per share (together, the "SERIES C PREFERRED STOCK");

     WHEREAS, WAML, in its capacity as responsible entity and trustee of WAT, desires to commence a tender offer (the "OFFER") for all of the issued and outstanding shares of common stock of the Company (other than common stock owned by it, Westfield Corporation, Inc. and Westfield American Investments Pty. Limited) pursuant to the terms of the Merger Agreement among WAML, in its capacity as responsible entity and trustee of WAT, the Company and Merger Sub (as defined below), as such agreement shall be amended from time to time (the "MERGER AGREEMENT"), and, contingent upon the successful completion of the Offer and, if required, upon approval by the shareholders of the Company, merge a corporation ("MERGER SUB") owned by WAML (in its capacity as responsible entity and trustee of WAT), Westfield Corporation, Inc. and Westfield American Investments Pty. Limited with and into the Company pursuant to the terms of the Merger Agreement (the "MERGER");

     WHEREAS, WAML, in its capacity as responsible entity and trustee of WAT, desires the Investor to enter into, and the Investor and WAML, in its capacity as responsible entity and trustee of WAT, are executing contemporaneously with this Agreement a waiver of the Investor's right to convert Series C Preferred Stock under the terms of such stock into the Company's common stock, par value $.01 per share ("COMMON STOCK"), in connection with the Offer and Merger;

     WHEREAS, the Investor and WAML, in its capacity as responsible entity and trustee of WAT, are executing contemporaneously herewith an Indemnification and Tax Contest Agreement (the "TAX INDEMNITY AGREEMENT") with respect to certain tax matters;

     WHEREAS, WAML, in its capacity as responsible entity and trustee of WAT, wishes to issue and sell to the Company as soon as practicable following the Merger, special options (the "WAT OPTIONS"), the terms of which shall be as set forth in the special option deed (the "WAT OPTION AGREEMENT") in substantially the form of EXHIBIT A hereto, in accordance with and subject to the terms and conditions set forth herein, and intends to convene meetings of members of WAT for the approval of the transactions contemplated herein and otherwise associated with the Offer and the Merger, including, without limitation, (i) the proposed issue by WAML of other special options to the Company which will be transferred by the Company to Westfield American Investments Pty. Limited, (ii) the capital raisings by WAML to fund the Offer and Merger and (iii) the proposed issue by WAML of other special options to Westfield Corporation, Inc. (collectively, the "MEMBER APPROVAL"); and

     WHEREAS, WAML and the Investor desire to enter into, and WAML desires to cause the Company to enter into, certain other agreements contemporaneously with or as soon as practicable after completion of the Merger, including the exchange of the WAT Options and a new series of preferred stock of the Company, the Series G Cumulative Convertible Redeemable Preferred Stock, $1.00 par value per share (the "SERIES G PREFERRED STOCK"), for all of the issued and outstanding Series C Preferred Stock, upon mutually acceptable terms and conditions (the "EXCHANGE");

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:

     1. AGREEMENTS RELATED TO TRANSACTION CLOSING. Subject to the terms and conditions of this Agreement, as soon as practicable following the Merger, WAML shall issue and deliver to the Company the WAT Option Agreement evidencing the WAT Options and shall cause the Company to acquire the WAT Options. Subject to the terms and conditions of this Agreement, as soon as practicable following the closing of the Merger, the Investor shall enter into, and WAML shall cause the Company and Westfield America Limited Partnership, a Delaware limited partnership (the "OPERATING PARTNERSHIP"), to enter into, an exchange agreement substantially in the form attached hereto as EXHIBIT B (the "EXCHANGE AGREEMENT"). As further described in the Exchange Agreement, subject to the terms and conditions contained herein and therein, at the closing under the Exchange Agreement (the "TRANSACTION CLOSING"), WAML shall cause the Company to,

          (a) adopt and file with the Secretary of State of Missouri the Series G Preferred Stock Certificate of Designation substantially in the form attached hereto as EXHIBIT C, and

          (b) transfer to the Investor 694,445 shares of Series G Preferred Stock and transfer to the Investor the WAT Options, all in exchange for all of the issued and outstanding Series C Preferred Stock.

     2.   EXPENSES.

          (a) Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Tax Indemnity Agreement; PROVIDED, HOWEVER, that WAML shall reimburse the Investor for its reasonable internal and external costs, fees and expenses (including, without limitation, legal and accounting costs, fees and expenses) in connection with the Investor's assessment, due diligence review, structuring, negotiation, documentation and consummation of the transactions contemplated hereby. Without in any way limiting the payment of external costs, fees and expenses, because of the difficulty of estimating certain internal costs, the parties have agreed to the payment by WAML of such internal costs as set forth on EXHIBIT D attached hereto. WAML shall reimburse the Investor for such reasonable external costs, fees and expenses promptly upon presentation to WAML of an invoice or bill, whether or not such invoice or bill is so presented before, at or after the execution of, or the closing with respect to, any of the agreements or transactions contemplated hereby or the Transaction Closing, the termination of this Agreement or the payment for the Series C Preferred Stock pursuant to SECTION 12. All such internal and any unpaid external costs, fees and expenses shall be paid upon the earlier to occur of (i) the Transaction Closing, (ii) the termination of this Agreement or (iii) the date on which the payment in respect of purchase of Series C Preferred Stock pursuant to SECTION 12 is made. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          (b) Notwithstanding anything to the contrary in this Agreement, all amounts payable to Investor pursuant to EXHIBIT D shall be placed into escrow and shall be paid over to Investor from time to time to the extent any amount payable to Investor by WAML pursuant to EXHIBIT D of this Agreement (the "WAML PAYMENTS") does not exceed the Total Payment calculated at such time. As used in this Agreement, "TOTAL PAYMENT" shall be an amount equal to the lesser of (i) the WAML Payments and (ii) the sum of (A) the maximum amount that can be paid to Investor without causing Investor to fail to meet the requirements of Sections 856(c)(2) and (3) of the Internal Revenue Code (the "CODE") determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("QUALIFYING INCOME"), as determined by independent accountants to Investor, and (B) in the event Investor receives a letter from outside counsel (the "TOTAL PAYMENT TAX OPINION") indicating that Investor's receipt of the WAML Payments would either constitute

     Qualifying Income or would be excluded from gross income of Investor within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT REQUIREMENTS") or that the receipt by Investor of the remaining balance of the WAML Payments would not be deemed constructively received prior thereto, the WAML Payments less the amount paid under clause (A) above. Any unpaid amounts shall remain in escrow and the escrow agent shall not release any portion thereof to Investor unless and until the escrow agent receives either one of the following: (i) a letter from Investor's independent accountants indicating the maximum amount that can be paid at that time to Investor without causing Investor to fail to meet the REIT Requirements or (ii) a Total Payment Tax Opinion, and in either of such events WAML shall cause the escrow agent to release to Investor the lesser of the unpaid WAML Amount or the maximum amount stated in the letter referred to in (B) above. The escrow agent shall return to WAML any unpaid portion of the Total Payment on the date that is ten (10) years from the date of this Agreement. The funds in the escrow shall be invested in U.S. Treasury obligations. WAML shall have no liability to the Investor for any loss of the escrowed funds or for damages resulting from payments by the escrow agent to the Investor in excess of the REIT Requirements. The parties will enter into an escrow agreement substantially in the form attached hereto as Exhibit E as soon as reasonably practicable following the date of this Agreement.

     3. REPRESENTATIONS AND WARRANTIES OF WAML. WAML represents and warrants, as of the date of this Agreement and as of the Transaction Closing, that:

          (a) WAML has been incorporated as a company and is validly existing and in good standing under the laws of New South Wales, Australia.

          (b) WAML is the only responsible entity (as defined under the Corporations Law as defined by Section 13(2) of the Corporation (New South Wales) Act 1990 of New South Wales, Australia and including a reference to the Regulations in that Section (the "CORPORATIONS LAW")) and trustee of WAT and no action has been taken by WAML or proposed by WAML to remove WAML as the responsible entity of WAT, nor is WAML aware of any proposed action by the members of WAT as of the date hereof to requisition a meeting to remove WAML as responsible entity under the Corporations Law. WAML is able, under the terms of WAT's Trust Deed dated March 28, 1996 originally between Perpetual Trustee Company Limited and WAML, as amended (the "WAT CONSTITUTION"), to have recourse to the assets of WAT in the event (i) this Agreement, the WAT Option Agreement or any other agreement between WAML and the Investor contemplated hereby is breached or (ii) to satisfy WAML's obligations (x) under the Tax Indemnity Agreement or (y) the WAML guaranty set forth in SECTION 14 of this Agreement. The assets of WAT are sufficient to satisfy WAML's right to be indemnified out of the assets of WAT and all other obligations in respect of which WAML has a right to be indemnified out of the assets of WAT.

          (c) WAT is a registered managed investment scheme duly constituted and validly existing and in good standing under the laws of Australia. No action has been taken by WAML or proposed by WAML to terminate WAT, nor is WAML aware of any proposed action by members of WAT as of the date hereof to requisition a meeting to wind up WAT in accordance with the Corporations Law. WAML has full power and authority to own, lease and operate its properties and conduct its business as now being conducted, and has been duly qualified to transact business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to so qualify would not have a WAT Material Adverse Effect. "WAT MATERIAL ADVERSE EFFECT" means any material adverse effect on the operations, assets, business, affairs, properties, or financial or other condition of WAT, the Company and the subsidiaries (as defined in Rule 1.02(x) of Regulation S-X promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT")) of the Company (the Company and its subsidiaries being the "WAT SUBSIDIARIES"), taken as a whole.

          (d) WAML has all requisite power and authority, and has taken all required actions necessary, to execute, deliver and perform its obligations under the Tax Indemnity Agreement. Except for Member Approval, WAML has all requisite power and authority, and has taken all required actions necessary, to execute, deliver, and perform its obligations under, this Agreement and to issue and sell the WAT Options and to enter into the WAT Option Agreement. This Agreement and the Tax Indemnity Agreement have been duly executed and delivered by WAML and constitute, and the WAT Option Agreement when it is executed and delivered by WAML will constitute, the legal, valid and binding obligations of WAML enforceable against WAML in accordance with their terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          (e) Subject to receipt of Member Approval, the WAT Options when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued and nonassessable. The ordinary units of WAT issuable upon exercise of the WAT Options (the "OPTION UNITS"), when issued upon such exercise in accordance with the WAT Option Agreement will be duly and validly issued, fully paid and nonassessable and, subject to the accuracy of the Investor's representations contained therein, will be issued in compliance with all applicable Australian and U.S. federal and state securities laws.

          (f) It is not necessary in connection with the offer, sale and delivery of the WAT Options and the Option Units in the manner contemplated by this Agreement and the WAT Option Agreement to register the WAT Options or the Option Units under the Securities Act. Subject to receipt of Member Approval, the offer, issuance and sale of the WAT Options and the Option Units is in compliance with all applicable Australian laws, including, without limitation, the Corporations Law, including any applicable class orders issued by the Australian Securities & Investments Commission and the Listing Rules of the Australian Stock Exchange Limited (ACN 008 624 691) (together with the stock market conducted by the Australian Stock Exchange, as applicable, the "AUSTRALIAN STOCK EXCHANGE"), including without limitation Listing Rule 7.1 of the Australian Stock Exchange. Neither WAML nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the WAT Options in a manner that would require registration under the Securities Act of the WAT Options or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the WAT Options (as those terms are used in Regulation D under the Securities
     Act), or in any manner involving a public offering within the meaning of
     Section 4(2) of the Securities Act.

          (g) The execution, delivery and performance of the Tax Indemnity Agreement and, subject to receipt of Member Approval, the execution, delivery and performance of this Agreement and the WAT Option Agreement, by WAML and the consummation by WAML of the transactions contemplated hereby and thereby do not (i) result in a violation of the WAT Constitution, or
     (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which WAML or any of the WAT Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to WAML, WAT or any of the WAT Subsidiaries or by which any property or asset of WAML, WAT or any of the WAT Subsidiaries is bound or affected (except, in the case of CLAUSE
     (II) above, for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not have a WAT Material Adverse Effect or materially impair WAML's ability to perform its obligations under this Agreement).

               (h) The financial statements of WAT and its controlled entities and the notes to such financial statements for the twelve months ended December 31, 1999 and for the six months ended June 30, 2000 were, and for the twelve months ended December 31, 2000 will be, prepared in accordance with the Corporations Law and, in particular (i) give a true and fair view of the financial position of WAT and its controlled entities as at the dates on which they were made out, and of its performance for the period which they cover, and (ii) comply with applicable Australian Accounting Standards and other mandatory professional reporting requirements as detailed therein.

               (i) Since December 31, 1999, (i) there has been no change in the business, operations or financial condition of WAT and the WAT Subsidiaries taken as a whole or in the earnings or the ability to continue to conduct business in the usual and ordinary course of WAT and the WAT Subsidiaries taken as a whole, whether or not arising in the ordinary course of business, which has had a WAT Material Adverse Effect, or with the passage of time, could reasonably be expected to have a WAT Material Adverse Effect; and (ii) except as contemplated by this Agreement, described in WAT's Annual or Half Yearly Reports to Shareholders since December 31, 1999, or as set forth on SCHEDULE 4(i) hereto (collectively, the "WAT DISCLOSURE DOCUMENTS"), there has been no transaction entered into by WAML or any of the WAT Subsidiaries other than transactions in the ordinary course of business or transactions which would not, individually or in the aggregate, have a WAT Material Adverse Effect; and (iii) except as set forth in the WAT Disclosure Documents, there have not been any changes in WAT's issued capital (except as contemplated by this Agreement) or any material increases in the debt of WAT and the WAT Subsidiaries considered as one enterprise; and (iv) there has been no actual or, to the knowledge of WAML, threatened revocation of, or default under, any material contract to which WAML or any of the WAT Subsidiaries is a party, except as would not have a WAT Material Adverse Effect.

               (j) Each of the WAT Disclosure Documents (other than SCHEDULE 4(i) hereof) as of its date complied in all material respects with the applicable requirements of the Australian Stock Exchange and the Corporations Law and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

               (k) Except as set forth in the WAT Disclosure Documents, there is no action, suit or proceeding (whether or not purportedly on behalf of WAML or WAT or any of their subsidiaries) before or by any court or governmental agency or body, domestic or foreign, now pending, or to the knowledge of WAML or WAT, threatened against WAML, WAT or any of the WAT Subsidiaries, except as would not have a WAT Material Adverse Effect or materially impair WAML's ability to perform its obligations under this Agreement, the Tax Indemnity Agreement or the WAT Option Agreement or the compliance by WAML with the terms, conditions and provisions of the WAT Options or the Option Units.

               (l) Other than such other consents, approvals, authorizations, declarations or filings as have already been obtained or made or which will be made at or prior to the Transaction Closing, no consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of WAML or WAT is required, other than Member Approval with respect to this Agreement, the WAT Option Agreement and the WAT Options, for the valid execution and delivery of this Agreement and the Tax Indemnity Agreement or the performance hereunder or thereunder, the valid execution and delivery of, or performance under, the WAT Option Agreement or the valid offer, issue, sale and delivery of the WAT Options as contemplated by this Agreement.

               (m) Attached hereto as EXHIBIT F is a true and correct copy of the Merger Agreement substantially in the form in which it will be executed.

               (n) Except as may be authorized by the members of WAT pursuant to the Member Approval, the WAT Constitution has not been amended since the meeting of members of WAT held on May 4, 2000 and the current terms of the WAT Constitution are identical to those contained in the WAT Constitution provided by WAML to the Australian Stock Exchange on June 13, 2000.

               (o) There are no reasonable grounds to believe that WAML is unable to pay its debts as and when they become due and payable.

               (p) SCHEDULE 3(p) discloses all of the material contracts and agreements between WAML, in its capacity as responsible entity and trustee of WAT, or the Company and their respective subsidiaries, on the one hand, and Frank Lowy, David Lowy, Peter Lowy and Steven Lowy and their spouses and descendants (whether natural or adopted), and any trust or other entity solely for the benefit of any of the foregoing, Westfield Holdings Limited (ACN 001 671 496), an Australian corporation ("WHL"), or its subsidiaries (collectively, the "WHL GROUP"), on the other hand, in existence on the date of this Agreement or to be entered into in connection with the Offer, the Merger and related transactions. WAML does not have any present intention to amend, alter or otherwise modify, or to cause the Company or any other entity to amend, alter or otherwise modify, the terms of any of such contracts or agreements, except as set forth on SCHEDULE 3(p).

     4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor represents and warrants, as of the date of this Agreement and as of the Transaction Closing, that:

               (a) The Investor is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Maryland. The Investor has the requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver, and perform its obligations under, this Agreement and the Tax Indemnity Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Tax Indemnity Agreement have been duly executed and delivered by the Investor and constitute legal, valid and binding obligations of the Investor enforceable against the Investor in accordance with their terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief, or other equitable remedies.

               (b) The execution, delivery and performance of this Agreement and the Tax Indemnity Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of or default under the Investor's charter or bylaws or (ii) conflict with, result in a violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Investor is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Investor or by which any property or asset of the Investor is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, materially impair the Investor's ability to perform its obligations under this Agreement). No filing, consent, approval, order or authorization of any court, administrative agency or other governmental entity or any other person or entity is required to be obtained or made by the Investor in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Investor.

               (c) The Investor is a person to whom disclosure to investors under Chapter 6D of the Corporations Law is not required.

     5. CONDITIONS OF THE INVESTOR'S OBLIGATIONS AT THE TRANSACTION CLOSING. The Investor's obligation to consummate the Transaction Closing is subject to the satisfaction or waiver by the Investor on or before the date of the Transaction Closing of each of the following conditions:

               (a)  The Offer shall have been consummated.

               (b)  The Merger shall have been consummated.

               (c)  WAML shall have obtained Member Approval.

               (d)  The representations and warranties of WAML contained in
     SECTION 3 hereof shall be true in all material respects on and as of the date of the Transaction Closing with the same effect as though such representations and warranties had been made on and as of the date of the Transaction Closing.

               (e) WAML shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Transaction Closing.

               (f) After the date of this Agreement and through the Transaction Closing, there shall not have occurred any change or event that has had a WAT Material Adverse Effect.

               (g) The Investor shall have received copies of all documents which the Investor may reasonably request in connection with the transactions contemplated by this Agreement and copies of the records of all proceedings of WAML in connection therewith that are not subject to the attorney-client privilege.

               (h) There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby or by the Exchange Agreement, the Tax Indemnity Agreement or the WAT Option Agreement and there shall be no actual or threatened action, suit, arbitration, inquiry, proceedings or investigation by or before any Australian or U.S. Federal, State or local governmental authority having or claiming jurisdiction over the properties and assets of WAML or the Company (a "GOVERNMENTAL AUTHORITY"), or of any other court or agency of competent jurisdiction, which would reasonably be expected to materially impair the ability of WAML or the Company to consummate the transactions contemplated hereby or by the Exchange Agreement, the Tax Indemnity Agreement or the WAT Option Agreement or to issue the WAT Options or the Option Units.

               (i) The Investor shall have received from Minter Ellison, Australian counsel to WAML, opinions substantially in the form attached hereto as EXHIBIT G.

               (j) WAML shall have delivered to the Investor on the date of the Transaction Closing a certificate or certificates signed by an authorized officer of such entity to the effect that the facts required to exist by SECTIONS 5(a), 5(b), 5(c), 5(d), 5(e), 5(f), 5(g) and 5(h) continue to exist on the date of the Transaction Closing.

               (k) WAML shall have delivered to the Investor on the date of the Transaction Closing a letter, substantially in the form attached hereto as EXHIBIT J, signed by WHL and WAML.

     6. CONDITIONS OF WAML'S OBLIGATIONS AT THE TRANSACTION CLOSING. The obligation of WAML to consummate the Transaction Closing is subject to the satisfaction or waiver by WAML on or before the date of the Transaction Closing of each of the following conditions:

               (a)  The Merger shall have been consummated.

               (b)  The Offer shall have been consummated.

               (c)  WAML shall have obtained Member Approval.

               (d) The representations and warranties of the Investor contained in SECTION 4 hereof shall be true in all material respects on and as of the Transaction Closing with the same effect as though such representations and warranties had been made on and as of the date of the Transaction Closing.

               (e) The Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Transaction Closing.

               (f) There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby or by the Exchange Agreement, the Tax Indemnity Agreement, or the WAT Option Agreement and there shall be no actual or threatened action, suit, arbitration, inquiry, proceedings or investigation by or before any Governmental Authority, court or agency of competent jurisdiction, which would reasonably be expected to materially impair the ability of the Investor to consummate the transactions contemplated hereby or by the Exchange Agreement, the Tax Indemnity Agreement or the WAT Option Agreement.

               (g) The Investor shall have delivered to WAML at the Transaction Closing a certificate or certificates signed by an authorized officer of the Investor to the effect that the circumstances described in the Certificate and the facts required to exist by SECTIONS 6(d) and 6(e) continue to exist on the date of the Transaction Closing.

     7.   COVENANTS OF WAML.

               (a) WAML shall use its commercially reasonable best efforts to obtain Member Approval.

               (b) After and contingent upon WAML, in its capacity as responsible entity and trustee of WAT, having closed the Offer, WAML shall use its commercially reasonable best efforts to cause the Merger to occur.

               (c) WAML, in its capacity as responsible entity and trustee of WAT, shall conduct the Offer in compliance in all material respects with the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               (d) After the date of this Agreement, WAML shall promptly, upon filing with the Australian Stock Exchange or the Australian Securities & Investments Commission, provide the Investor with copies of any document publicly filed by or on behalf of WAML, WAT, WAT's Compliance Committee or WAT's Compliance Plan Auditor with the Australian Stock Exchange or the Australian Securities & Investments Commission, where, as a result of filing, such document is to become publicly available.

               (e) After the date of the Transaction Closing, WAML shall timely file all documents required to be filed with the Australian Stock Exchange and the Australian Securities & Investments Commission, and so long as any of the Series G Preferred Stock or Conversion Stock (in each case as defined in the Exchange Agreement) remain issued and outstanding and owned by the Investor, WAML shall provide to the Investor as promptly as practicable copies of all such documents, including, without limitation, all financial statements WAML files with the Australian Stock Exchange and the Australian Securities & Investments Commission, where, as a result of such filings, such documents are to become publicly available, and all supplemental information packages given to securities analysts or investors.

               (f) WAML shall use its best efforts to maintain the official quotation of its ordinary units on the Australian Stock Exchange at all times after the date hereof until the Investor ceases to hold Series G Preferred Stock, Conversion Stock or Option Units. For avoidance of doubt, this covenant does not prevent WAML from seeking and obtaining temporary trading halts pending announcements, or from WAT units being suspended from trading for a period of up to four Australian business days.

               (g) For so long as the aggregate number of shares of Conversion Stock held by the Investor or which the Investor has the right to obtain pursuant to the conversion rights of the Series G Preferred Stock (the "Converted Number") equals at least ten percent of the Converted Number as of the date of the Transaction Closing, taking into account subsequent adjustments to the conversion price of the Series G Preferred Stock pursuant to the terms of Section 6 of the Series G Certificate of Designation (the "THRESHOLD AMOUNT") the Investor shall have the following rights and powers:

          (i) The right to have reasonable access to senior executives of WAML, Westfield Corporation, Inc., a Delaware corporation, Westfield U.S. Advisory LP, a Delaware limited partnership, Westfield Management Company, a Delaware partnership, Westfield Services Inc., a Delaware corporation, and their respective subsidiaries.

          (ii) The right to inspect the books and statutory records of WAT and the WAT Subsidiaries.

         (iii) The right to receive semi-annual operating and financial reports of WAT substantially in the form of EXHIBIT H attached hereto; PROVIDED, HOWEVER, that such right shall be the right to receive such information quarterly at any time that less than 75% of the Consolidated EBITDA (as defined in the Series G Certificate of Designation) of WAT is derived from the Company.

          (iv) The right to be provided with detailed financial and operating information concerning Major Transactions within ten Business Days following the earlier to occur of (x) the public announcement of such transactions or (y) the execution of definitive documentation with respect to such transactions. "MAJOR TRANSACTIONS" means (i) any acquisition or disposition of any assets in any single transaction or any series of related transactions where the aggregate purchase price paid or received by WAML, WAT or their subsidiaries exceeds $100,000,000 (or the Australian Dollar equivalent), or, in the case of dispositions, where the purchase price received does not approximate the fair market value of the asset sold and (ii) additional financings in excess of $100,000,000 (or the Australian Dollar equivalent). For purposes of this Agreement, "BUSINESS DAY" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

               WAML shall give reasonable advance notice to the Investor of all conference calls initiated by WAML with securities analysts or institutional investors, and shall permit the Investor to participate therein.

               The Investor agrees that the information provided by WAT or WAML and their respective subsidiaries, officers, directors and employees on or prior to the Transaction Closing and after the Transaction Closing pursuant to this SECTION 7(g) will be used solely for the purpose of evaluating Investor's investment in the Series G Preferred Stock, the WAT Options, the Conversion Stock and the Option Units ("SOLE PURPOSE"); and such information will be kept strictly confidential ("CONFIDENTIALITY OBLIGATION") by Investor; provided that the foregoing Confidentiality Obligation of Investor shall not (a) relate to any information that (i) is or becomes generally available other than as a result of unauthorized disclosure by Investor or by persons to whom Investor has made such information available; or (ii) is or becomes available to Investor on a non-confidential basis from a third party that is not, to Investor's knowledge, bound by a confidentiality agreement with WAML, WAT or their subsidiaries; or (b) prohibit disclosure of any information if required by law, rule, regulation, court order, any regulatory or self regulatory organization, any securities exchange on which any of the Investor's securities are then listed or to which Investor has applied for listing of its securities or other legal or governmental process.

               The Investor acknowledges that as a result of receipt of such information it may be in possession of information that is not generally available and may be subject to the insider trading provisions of the Corporations Law (Part 7.11 Division 2A) and agrees not to deal, or procure or cause another person to deal, in any securities of WAT contrary to those provisions or any other applicable securities law ("PROHIBITION ON DEALING").

               Notwithstanding any other provision in this agreement, WAML is not required to provide the information described in this SECTION 7(g) where WAML reasonably believes, based on advice of counsel, that to provide that information would cause WAML to breach any of its duties and obligations as a responsible entity under the Corporations Law or its obligations under the Australian Stock Exchange Listing Rules, after taking into account, among other things:

     (a)  the Investor's Confidentiality Obligation;

     (b) the Investor's agreement to limit the use of that information to the Sole Purpose; and

     (c)  the Prohibition on Dealing.

     For purposes of this SECTION 7(g) "deal" has the same meaning as in the Corporations Law.

               (h) Prior to the Transaction Closing, none of WAT, WAML or any Affiliate (as defined in the Exchange Agreement) of any such party will solicit any offer to buy or offer to sell WAT Options or Option Units by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act. None of WAT or WAML or any Affiliate of any such party will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which would be integrated with the sale of the WAT Options or the Option Units in a manner which would require registration under the Securities Act of the WAT Options or the Option Units.

               (i) WAML and the Investor will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements or disclosures with respect to the transactions contemplated by this Agreement which refer to the Investor or its investment in the Company or WAT, and shall not issue any such press release or make any such public statement or disclosure prior to such consultation, except as any such party may determine, following consultation with counsel, is required by applicable law or court process or by obligations pursuant to any listing agreement with any relevant securities exchange.

               (j) For so long as the Investor holds the Threshold Amount, within 45 days after the end of each quarter, WAML shall deliver to the Investor a certificate signed by a Director of WAML as to (x) WAT's ratio of Consolidated EBITDA derived from the Company to WAT's total Consolidated EBITDA, (y) WAT's ratio of Consolidated EBITDA to Consolidated Fixed Charges (both as defined in the Certificate of Designation for the Series G Preferred Stock as attached to the Exchange Agreement (the "SERIES G CERTIFICATE OF DESIGNATION")) and (z) WAT's ratio of Consolidated EBITDA from U.S. source income to WAT's total Consolidated EBITDA, certifying whether a Fixed Charge Coverage Violation (as defined in the Series G Certificate of Designation, but with respect to WAT) has occurred and setting forth calculations in such detail as is necessary to demonstrate such compliance and the accuracy of such certificate.

               (k) So long as any of the Series G Preferred Stock or Conversion Stock remains outstanding and owned by Investor, (A) at least 51% of WAML's Board of Directors shall consist of external directors (as defined under Section 601JA(2) of the Corporations Law) or (B)(i) at least 51% of WAT's Compliance Committee (or Board of Directors if WAT shall then have a Board of Directors in lieu of a Compliance Committee) shall consist of external directors or members (as defined under Section 601JB(2) of the Corporations
     Law) and (ii) at least 51% of the Company's Board of Directors shall consist of independent directors (as defined under Rule 303.01(B)(2)(a) of the New York Stock Exchange Listed Company Manual). WAML agrees to do, and to cause the Company to do, all things necessary to maintain external or independent, as the case may be, directors to the extent set forth in this
     SECTION 7(k), if and so long as required hereunder, including, without limitation, obtaining the consent of WHL to such external or independent, as the case may be, directors.

               (l) If and whenever the Investor is entitled to elect directors to the Board of Directors of the Company pursuant to the Series G Certificate of Designation, the Investor shall have the right to appoint a number of members to the Board of Directors of WAML such that the Investor has the same percentage of appointed directors to the total number of WAML directors as it has of the Board of Directors of the Company under the Series G Certificate of Designation. WAML agrees to do all things necessary to enable the Investor to exercise and make effective such right to appoint members to the Board of Directors of WAML, including, without limitation, obtaining the consent of WHL to such appointments and its agreement not to remove such appointed directors.

               (m) Upon the same terms and conditions offered to all other purchasers of such securities, the Investor shall be entitled (subject to the Corporations Law and any other applicable laws) to the right to purchase or subscribe for up to 10% of the number of securities or aggregate amount (whichever is greater) of any New Securities (as hereinafter defined) which WAML may issue and sell; PROVIDED, HOWEVER, that the Converted Number held by the Investor equals at least 33% of the Converted Number as of the date of the Transaction Closing, taking into account subsequent adjustments to the conversion price of the Series G Preferred Stock pursuant to the terms of SECTION 6 of the Series G Certificate of Designation. "NEW SECURITIES" shall mean any units (including common and preferred units) of WAT, whether now authorized or not, and rights, options or warrants to purchase units of WAT, and securities of WAT of any type whatsoever that are convertible into units of WAT or that carry any rights to purchase units of WAT; PROVIDED, that "New Securities" shall not include (i) securities purchased under this Agreement; (ii) securities issued pursuant to any acquisition by WAT or any WAT Subsidiary of (y) any property or assets or (z) another corporation, partnership, limited liability company or other entity; (iii) securities issued to fund the redemption of any redeemable convertible preference units issued by WAT (iv) securities issuable upon the exercise of any option, warrant, subscription or conversion rights outstanding on the date hereof; (v) securities issuable pursuant to any dividend/distribution reinvestment plan or any rights to a bonus issue (as defined in the Australian Stock Exchange Listing Rules) to existing members of WAT at any time; (vi) securities issued to employees, officers, consultants or directors of WAT pursuant to any option plan or purchase or bonus or compensation arrangement; (vii) securities issuable in connection with the Offer and the Merger, including, without limitation, securities issued to restructure the investments of existing securityholders of WAT or any WAT Subsidiary, and (viii) securities issued to satisfy obligations to the Investor under the Exchange Agreement. WAML shall send notice of any such proposed issuances by facsimile transmission with a copy sent by an internationally recognized overnight courier to the Investor at the same time as it commits to consummate such issuance to any other purchaser. Such notice shall state the number of shares and aggregate amount of such proposed issuance, the terms and conditions of the proposed issuance, the proposed class and terms of the securities to be issued and the proposed closing date for such issuance. Pursuant to such notice, the Investor shall have the same amount of time allowed to any other purchasers (other than any underwriter) following receipt of notice to notify WAML that the Investor wishes to participate in such offering.

               (n) For so long as the Investor holds any shares of Series G Preferred Stock or Conversion Stock, WAML shall not take any action, including without limitation any repurchase of its ordinary units, which would reasonably be expected to result in the Investor being required to make notification under the Australian Foreign Acquisitions and Takeovers Act 1975 to the Australian Foreign Investment Review Board or to otherwise seek the approval of the Australian Federal Treasurer in order to hold or exercise WAT Options or hold Option Units.

               (o) For so long as the Investor holds any shares of Series G Preferred Stock or Conversion Stock, no later than three months after the end of the financial year for WAT, WAML shall supply to the Investor audited consolidated financial statements of WAT and its consolidated subsidiaries which statements have been audited by an independent Australian nationally recognized accounting firm that is or is an affiliate of Arthur Andersen LLP, PricewaterhouseCoopers LLP, Ernst & Young LLP, Deloitte & Touche LLP and KPMG LLP or their respective successors; PROVIDED, that such financial statements shall be reconciled to United States generally accepted accounting principles pursuant to the requirements of Item 18 of Form 20-F under the Securities Act (or any successor provision) at any time that less than 75% of WAT's Consolidated EBITDA is derived from the Company.

               (p) Subject to receipt of Member Approval, on or before the Transaction Closing, WAML shall, (a) cause its Series A Preferred Shares and the Series B Preferred Shares in the Company to be made subordinate in right to receive dividends and payment upon liquidation to the Series G Preferred Stock, (b) cause its Series A Preferred Shares and Series B Preferred Shares in the Company to become convertible into capital stock having the terms substantially as set forth in EXHIBIT I attached hereto (the "JUNIOR PREFERRED") and (c) convert into Common Stock or Junior Preferred, all other preferred stock of the Company held by it. WAML shall cause such Series A Preferred Shares and Series B Preferred Shares to be converted into Junior Preferred no later than sixty days after the receipt of written notice from the Investor demanding such conversion; PROVIDED, HOWEVER, that such notice shall not be given prior to September 30, 2003. WAML shall give the Investor reasonably detailed written notice of this conversion right not earlier than September 1, 2003 and not later than September 30, 2003.

               (q) If WAML proposes to enter into a transaction with an entity or person that is or may be a "related party" as that term is defined in
     Section 228 of the Corporations Law (or any successor provision), or if Chapter 10 of the Listing Rules of the Australian Stock Exchange applies to a transaction, WAML shall ensure that it obtains all required consents and approvals required under the provisions of the Corporations Law governing related party transactions (including, without limitation, Chapter 2E) or under the Australian Stock Exchange Listing Rules.

               (r) WAML shall not, and shall cause WAT and the Company not to, enter into any transaction with any entity of the WHL Group other than on arm's-length terms unless WAML shall first obtain the approval of such transaction from a majority of the disinterested unitholders of WAT, PROVIDED that the foregoing shall not apply to any arrangement (i) to be entered into in connection with the Offer or the Merger or (ii) which is in existence on the date hereof as set forth in SCHEDULE 3(p), including, without limitation, the providing of development, advisory or management services by the WHL Group to WAML and/or the Company.

               (s) Upon the request of the Investor, WAT shall join the Investor in making an election to treat WAT as a "taxable REIT subsidiary" with respect to Investor within the meaning of Section 856(l) of the Internal Revenue Code.

               (t) At Investor's request, WAML agrees to exercise its right to be indemnified out of the assets of WAT when (i) a default by WAML occurs under this Agreement and has not been waived by the Investor in writing or
     (ii) to satisfy the terms of the Tax Indemnity Agreement or the WAML guaranty contained in Section 14 of this Agreement.

               (i) WAML undertakes not to create or allow to exist any encumbrance over its right of indemnity out of the assets of WAT.

               (v) Prior to the Transaction Closing, WAML shall provide to the Investor all documents it files publicly with the Securities and Exchange Commission and the Australian Stock Exchange with respect to the Merger, the Offer, the obtaining of Member Approval or any related financing.

               (w) WAML shall notify the Investor immediately upon WAML's making at any time, and from time to time, a written determination under
     Section 253F of the Corporations Law (or any successor provision) of the value of the Investor's interest in WAT and the percentage voting interest in WAT attached to that interest.

               (x) WAML shall reimburse the Investor for all reasonable costs and expenses properly incurred by the Investor (including reasonable legal fees and disbursements properly incurred of external legal counsel in Australia or the United States) in connection with the preparation and filing of any notices required to be filed with WAML, the Australian Stock Exchange, the Australian Securities & Investments Commission or any other person pursuant to Chapter 6C (Information about ownership of listed companies and managed investment schemes) of the Corporations Law (or any successor provision).

     8. TERMINATION. This Agreement may be terminated at any time on or prior to the Transaction Closing: (a) with the mutual consent of the Investor and WAML; (b) by either party, if the Offer has been irrevocably withdrawn; (c) by the Investor, if the board of directors of the

Company has executed a merger agreement or recommended in favor of a merger or tender offer other than the Merger or the Offer; (d) by either party, if the Offer and the Merger have not been consummated by December 15, 2001 or (e) by either party, if the Transaction Closing shall not have occurred by December 15, 2001 or such later date as may be mutually approved in writing by the Investor and WAML.

     If this Agreement is terminated pursuant to this SECTION 8, this Agreement shall become void and of no further force or effect, except for the provisions of SECTIONS 2, 9, 12, 13, 14, 15, 18(b) and 18(c) which shall survive such termination.

     In the event that prior to December 15, 2001, (a) the Offer has been consummated, (b) the Merger has occurred, (c) Member Approval has been obtained,
(d) the Exchange Agreement has been executed by the Company and the Company is not in material breach of its obligations thereunder, (e) the Series G Certificate of Designation has been filed with, and accepted for recording by, the Secretary of State of the State of Missouri and (f) the events in Section 7(p)(a) have occurred, then, if the Investor fails to close under the Exchange Agreement for any reason, other than by reason of the circumstances described in
Section 4.7 of the Exchange Agreement, the Registration Rights Agreement dated as of August 12, 1998 by and among the Company and the Investor, as amended by the First Amendment thereto dated December 24, 1998, shall be terminated and of no further force or effect.

     9. INDEMNIFICATION. WAML agrees that it shall indemnify and hold harmless Investor and Investor's Affiliates, which shall include, without limitation, Security Capital Global Capital Management Group Incorporated, any director, officer, agent or employee of Investor or any of Investor's Affiliates and each other person, if any, controlling Investor or any of Investor's Affiliates (hereinafter collectively referred to as the "INDEMNIFIED PARTIES"), to the full extent lawful, from and against any losses, expenses, claims or proceedings (other than losses, expenses, claims or proceedings relating to or arising from Taxes (as defined in the Tax Indemnity Agreement)) including, without limitation, actions brought by WAML or the Company or on WAML's, WAT's or the Company's behalf (hereinafter collectively referred to as "LOSSES") related to or arising out of the Offer and the Merger (the "PROPOSED TRANSACTION") and any conduct in connection therewith; provided, however, WAML shall not indemnify the Indemnified Parties for any losses related to or arising out of the Indemnified Parties' breach of their agreements with WAML or failure by any Indemnified Party to comply in all material respects with the Corporations Law and any other applicable law. In the event that the foregoing indemnity is unavailable to the Indemnified Parties for any reason, WAML agrees to contribute to any Losses related to or arising out of the Proposed Transaction or conduct in connection therewith. For such Losses, WAML and the Indemnified Parties shall contribute in such proportion as is appropriate to reflect the relative benefits and relative fault of WAML, on the one hand, and the Indemnified Parties, on the other hand, in connection with the Proposed Transaction and any conduct in connection therewith, as well as any other relevant equitable considerations; PROVIDED, HOWEVER, that the Indemnified Parties shall not be responsible for any amounts in excess of the amount of the benefits received (or anticipated to be received) by the Indemnified Parties. The parties hereto agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

     The foregoing agreement shall be in addition to any rights that the Indemnified Parties may have at common law or otherwise. WAML agrees that it will not, without the prior written consent of the Indemnified Parties, settle any pending or threatened claim or proceeding related to or arising out of the Proposed Transaction or conduct in connection therewith to the extent the Indemnified Parties are a party to such claim or proceeding unless such settlement includes a provision unconditionally releasing the Indemnified Parties from and holding Indemnified Parties harmless against all liability in respect of claims by any releasing party related to or arising out of such Proposed Transaction or conduct in connection therewith. WAML also agrees to promptly reimburse the Indemnified Parties for all expenses (including counsel fees) as they are incurred by the Indemnified Parties in connection with investigating, preparing or defending, or providing evidence in, any pending or threatened claim or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Parties are a party to such claim or proceeding) or in enforcing this SECTION 9.

     10. RESPONSIBLE ENTITY'S LIMITATION OF LIABILITY. Except as otherwise provided in this SECTION 10, because WAML enters into this Agreement only in its capacity as responsible entity and trustee of WAT, WAML is liable under this Agreement only up to the extent to which it is actually indemnified out of the assets of WAT. WAML is only personally liable to the extent that it is not actually indemnified because it is fraudulent, negligent, or in breach of trust. If WAML is not personally liable, the parties other than WAML must not sue WAML personally or seek to wind it up to recover any outstanding money, and WAML is entitled to plead this clause as a bar to the taking of any such proceedings. Nothing contained in SECTION 10 limits the right of any party to bring action for performance by WAML or limit any party's right to recover damages from the assets of WAT to the extent that WAML is liable under this Agreement.

     11. TERMINATION OF FEE AGREEMENT. The fee letter agreement dated December 20, 2000 between WAML and the Investor shall be terminated by this Agreement as of the date hereof and shall be of no further force or effect.

     12.  PURCHASE OF SERIES C PREFERRED SHARES.

               (a) If after consummation of the Offer and prior to December 15, 2001: (1) the Merger has not occurred; (2) the Member Approval has not been obtained; (3) the Exchange Agreement has not been executed by the Company;
     (4) the Company has materially breached its obligations under the Exchange Agreement and as a result thereof the closing thereunder has not occurred;
     (5) the Certificate of Designation has not been filed with and accepted for recording by, the Secretary of State of the State of

     Missouri; (6) the events in SECTION 7(p)(a) have not occurred; or (7) a WAT Material Adverse Effect has occurred that arose out of the Offer, the Merger or the financing of either the Offer or the Merger, then, due to the damages that will have occurred to the Investor's interest in the Series C Preferred Stock, WAML shall offer to purchase for cash from the Investor all of the Series C Preferred Stock held by the Investor at a price per share of Series C Preferred Stock equal to 100% of the Liquidation Preference (as defined in the certificate of designation for each of the three series of Series C Preferred Stock) thereof plus accrued and unpaid dividends whether or not declared, if any, to the date of such purchase.

               (b) If any of the events described in clause (a) of this SECTION 12 occur as a result of a willful violation by WAML of its obligations hereunder or by the Company under the Exchange Agreement, the offer price by WAML under CLAUSE (a) above will be deemed increased to 105% of the Liquidation Preference (as defined in the certificate of designation for each of the three series of Series C Preferred Stock) thereof, plus accrued and unpaid dividends, whether or not declared, if any, to the date of such purchase.

     The offer to purchase Series C Preferred Stock hereunder shall be made on or before December 15, 2001. The Investor shall have fifteen days to accept such offer. If accepted, the purchase described in this section shall occur, and payment be made in immediately available funds, no later than December 31, 2001 unless a longer period is required by applicable law.

     13. SPECIFIC PERFORMANCE. In the event of a breach by WAML of its obligations under SECTION 12 hereof, the Investor, in addition to its other remedies, shall be entitled to an injunction compelling specific performance by WAML of such obligations. WAML acknowledges that there are circumstances under which damages at law would not be an adequate remedy for a failure by it to fulfill such obligations, and WAML therefore agrees that such obligations may be specifically enforced against it in any court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Investor from pursuing any other remedies for such breaches under this Agreement.

     14. WAML GUARANTY. Subject to receipt of Member Approval, as a material inducement to enter into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WAML hereby unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees to the Investor the full and prompt payment and performance when due and at all times thereafter, of all obligations of, and amounts owing by, the Company or the Operating Partnership to the Investor under the Exchange Agreement, the WAT Option Agreement, the Series G Certificate of Designation or any other agreement contemplated hereby or thereby to which the Company or the Operating Partnership is a party and indemnifies and holds harmless the Investor from and against any and all costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Investor in enforcing any rights under this SECTION 14.

     15. LIQUIDATED DAMAGES. The parties acknowledge that it would be difficult to determine the damage to the Investor should WAML default on its obligations under SECTION 12 hereunder and the relief under SECTION 13 has not been obtained for any reason. WAML accordingly agrees to pay the sum of $131,250,000 in liquidated damages to the Investor should WAML default on its obligations to repurchase Series C Preferred Stock pursuant to SECTION 12 above and relief under Section 13 is not obtained by the Investor for any reason, whether or not such relief is sought by the Investor. The parties agree that this is a reasonable sum as liquidated damages and not a penalty. Upon payment in full to the Investor under this Section 15, the Investor shall transfer the Series C Preferred Stock to WAML.

     16.  STAMP DUTY.

          (a) All stamp duty (including fines and penalties and any other applicable payments) chargeable on the WAT Option Agreement, the WAT Options or any related documents of transfer, in each case in relation to the transfer of WAT Options from the Company to the Investor shall be borne by the Company and WAML shall cause the Company to indemnify the Investor as a continuing indemnity for and against any such stamp duty (including fines and penalties and any other applicable payments) and any related costs and expenses including legal fees on an indemnity basis. As between the parties, WAML shall cause the Company to be primarily responsible for attending to payment of such stamp duty (including fines and penalties and any other applicable payments) and WAML shall cause the Company to provide the Investor with such information and progress reports on such stamping as the Investor may reasonably require and the Investor shall be entitled to pay (but need not pay) such duty itself and claim immediate indemnification from the Company if the Investor reasonably believes that there will otherwise be a failure to pay the stamp duty within the period required by law.

          (b) All stamp duty (including fines and penalties and any other applicable payments) chargeable on or in relation to either: (i) the initial transfer of each WAT Option by the Investor to a transferee (each an "Initial Transferee"); and (ii) the first subsequent transfer by any such Initial Transferee of such WAT Option to a subsequent transferee, shall be borne by WAML and WAML hereby indemnifies the Investor and each such Initial Transferee as a continuing indemnity for and against any such stamp duty (including fines and penalties and any other applicable payments) and any related costs and expenses including legal fees on an indemnity basis. WAML shall be primarily responsible for attending to payment of such stamp duty (including fines and penalties and any other applicable payments) and WAML shall provide the Investor and each Initial Transferee with such information and progress reports on such stamping as the Investor or the Initial Transferee may reasonably require and the Investor or the Initial Transferee shall be entitled to pay (but need not pay) such duty itself and to claim immediate indemnification from WAML if the Investor or the Initial Transferee reasonably believes that there will otherwise be a failure to pay the stamp duty within the period required by law.

     17. FURTHER ASSURANCES. Investor agrees to take all necessary and appropriate action to enable WAML to accomplish the corporate proceedings necessary to carry out the transactions contemplated hereby, including, without limitation, voting in favor of the amendments to the Articles, the Series B Certificate of Designation, the Series D Certificate of Designation, the Series D-1 Certificate of Designation, the Series E Certificate of Designation and the Series F Certificate of Designation.

     18.  MISCELLANEOUS.

               (a) Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

               (b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Law and Rule 327(b).

               (c) All disputes, litigation, proceedings or other legal actions by a party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the courts of the State of New York sitting in New York County, New York or of the United States sitting in the Southern District of New York. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States sitting in the Southern District of New York in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party further agrees that any service of process or summons in connection with any such dispute, litigation, action or proceeding may be served on it by delivering a copy of such process or summons to it at its address set forth, and in the manner provided, in SECTION 18(f), with such service deemed effective on the fifteenth day after the date of such delivery.

               Each party to this Agreement irrevocably waives to the fullest extent permitted by applicable law, any defense or objection it may now or hereafter have to the laying of venue of any proceeding relating to this Agreement or the transactions contemplated by this Agreement brought in the courts of the State of New York sitting in New York County, New York or of the United States sitting in the Southern District of New York and any claim that any proceeding under this Agreement brought in any such court has been brought in an inconvenient forum.

          EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

               (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               (e) The title and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

               (f) Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified,
     (b) on the next Business Day after dispatch via nationally recognized overnight courier or (c) upon confirmation of transmission by facsimile, all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by ten
     (10) days' advance written notice to the other parties. Notices should be provided in accordance with this Section at the following addresses:

     If to the Investor, to:

          Security Capital Preferred Growth Incorporated
          11 South LaSalle Street 2nd Floor
          Chicago, Illinois  60603
          Attn:    David E. Rosenbaum
                   David T. Novick
          Facsimile:  (312) 345-5888

     with a copy to:

          Mayer, Brown & Platt
          190 South LaSalle Street
          Chicago, Illinois  60603
          Attn: Michael A. Campbell
          Facsimile:  (312) 701-7711

     and to:

          Allen Allen & Hemsley
          The Chifley Tower
          2 Chifley Square
          Sydney NSW 2000
          Australia
          New South Wales, Australia
          Attn: Robyn Phillips
          Facsimile: 61 2 9230 5333


     If to WAML or WAT, to:

          Westfield America Management Limited
          Level 24, Westfield Tower
          100 William Street, Sydney
          New South Wales, Australia, 2011
          Attention: Company Secretary
          Facsimile: (612) 9358-7077

     and a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          300 South Grand Avenue, Suite 3400
          Los Angeles, California 90071
          Attention:  Gregg Noel
          Facsimile:  (213) 687-5600

          and

          Debevoise & Plimpton
          875 Third Avenue
          New York, New York 10022
          Attention: Peter Schwartz
          Facsimile: (212) 909-6836

               (g) Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Investor and WAML.

               (h) If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

               (i) This Agreement, the Waiver Letter, the Tax Indemnity Agreement and all other documents referred to in this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.


                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       SECURITY CAPITAL PREFERRED
                                       GROWTH INCORPORATED


                                       By:  /s/ DAVID ROSENBAUM
                                            ------------------------------------
                                       Name: David Rosenbaum
                                       Its:  Senior Vice President


                                       WESTFIELD AMERICA MANAGEMENT
                                             LIMITED, as Responsible Entity and
                                             Trustee of Westfield America Trust

                                       By:  /s/ PETER S. LOWY
                                            ------------------------------------
                                       Name:    Peter S. Lowy
                                            ------------------------------------
                                       Its:     Director
                                            ------------------------------------